Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 DECLARES SEMI-ANNUAL DIVIDEND

New York, New York September 10, 2021– Network-1 Technologies, Inc. (NYSE American: NTIP) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per common share pursuant to its dividend policy.  The semi-annual cash dividend of $0.05 per share is payable on September 30, 2021 to all common stockholders of record as of September 21, 2021.

The dividend policy of Network-1 undergoes a periodic review by the Board of Directors and is subject to change at any time depending on the earnings of Network-1, its financial requirements and other factors existing at the time. Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-seven (87) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its intellectual property. Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $170,000,000 from May 2007 through June 30, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2021 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on 10-Q for the three months ended March 31, 2021 and June 30, 2021 filed with the Securities and Exchange Commission, including, among others, Network-1’s uncertain revenue stream, uncertainty as to the outcome of pending litigations involving Network-1’s Remote Power Patent, Mirrow Worlds patent portfolio and Cox patent portfolio, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770